Exhibit 99.2             Audited carve-out financial statements and footnotes relating to the Retail Services Division of Fifty Below Sales & Marketing, Inc. as of and for the fiscal years ended July 31, 2011 and 2012.

Report of Wipfli LLP

Report of Independent Auditors

To The Board of Directors and Shareholders of Fifty Below Sales & Marketing, Inc.

We have audited the accompanying balance sheets of the Retail Services Division of Fifty Below Sales & Marketing, Inc. (“50 Below RSD”) as of July 31, 2012 and 2011, and the related statements of operations, of changes in net parent company equity (deficit) and of cash flows for the years then ended. These financial statements are the responsibility of 50 Below RSD management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the 50 Below RSD as of July 31, 2012 and 2011, and the results of its operations and its cash flows for the years ended, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 6, the Retail Services Division of Fifty Below Sales & Marketing, Inc. was sold on November 28, 2012.

/s/ Wipfli LLP

February 8, 2013

Minneapolis, Minnesota

Retail Services Division of Fifty Below Sales & Marketing, Inc.
Balance Sheets
(Dollars in Thousands)

	July 31	July 31
	2012	2011
ASSETS
Prepaid expenses	$8	$42

Computer equipment and software	250	165
Less accumulated depreciation and amortization	123	54
Net equipment and software	127	111

Total assets	$135	$153

LIABILITIES
Accounts payable	$1,151	$831
Deferred revenue	5,086	3,560
Accrued payroll and related liabilities	631	539
Total liabilities	6,868	4,930

PARENT'S DEFICIT IN DIVISION	(6,733)	(4,777)
Total liabilities and parent's deficit in division	$135	$153

See accompanying notes

Retail Services Division of Fifty Below Sales & Marketing, Inc.
Statements of Operations
Years Ended July 31, 2012 and 2011
(Dollars in Thousands)

	2012	2011
Net revenue	$8,811	$7,791
Cost of revenue	2,742	2,301
Gross profit	6,069	5,490
Operating expenses:
Sales and marketing	4,411	4,045
Customer operations and support	3,680	3,691
Software development and technical support	823	817
General and administrative	1,237	1,131
Depreciation and amortization	69	42
Net operating expenses	10,220	9,726
Operating loss and net loss	$(4,151)	$(4,236)

See accompanying notes

Retail Services Division of Fifty Below Sales & Marketing, Inc.
Statement of Changes in Parent's Equity (Deficit)
Years Ended July 31, 2012 and 2011
(Dollars in Thousands)

Balance July 31, 2010	$(4,498)
Net contributions from Parent	3,957
Net loss	(4,236)
Balance July 31, 2011	$(4,777)
Net contributions from Parent	2,195
Net loss	(4,151)
Balance July 31, 2012	$(6,733)

See accompanying notes

Retail Services Division of Fifty Below Sales & Marketing, Inc.
Statements of Cash Flows
Years Ended July 31, 2012 and 2011
(Dollars in Thousands)

	2012	2011
Operating activities:
Net loss	$(4,151)	$(4,236)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and other amortization	69	42
Net change in assets and liabilities:
Prepaid expenses and other	34	(42)
Accounts payable	320	136
Deferred revenue	1,526	157
Other accrued liabilities	92	64
Net cash used in operating activities	$(2,110)	$(3,879)
Investing activities:
Purchase of equipment	(85)	(78)
Net cash used in investing activities	$(85)	$(78)
Financing activities:
Net contributions from Parent	2,195	3,957
Net cash provided by financing activities	$2,195	$3,957
Net change in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$-	$-
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes

Retail Services Division of Fifty Below Sales & Marketing, Inc.

Notes to Financial Statements

1.	Description of the Business and Significant Accounting Policies

Description of the Business

The Retail Services Division (“50 Below RSD”) of Fifty Below Sales & Marketing, Inc.  (“50 Below”) was a leading provider of eCommerce websites to more than 3,500 dealers in the powersports, automotive, tire, wheel aftermarket, medical equipment and pool and spa industries.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) from the financial statements and accounting records of 50 Below using the historical results of operations and historical cost basis of the assets and liabilities of 50 Below that comprise 50 Below RSD. These financial statements relate to a  portion of 50 Below’s business which did not constitute a separate legal entity. The historical results of operations, financial position, and cash flows of 50 Below RSD may not be indicative of what they would actually have been had 50 Below RSD been a separate stand-alone entity, nor are they indicative of what 50 Below RSD’s results of operations, financial position and cash flows may be in the future. The financial statements have been prepared solely in connection with the sale of 50 Below RSD to demonstrate the historical results of operations, financial position, and cash flows of 50 Below RSD for the indicated periods under 50 Below’s management.

The accompanying financial statements only include assets and liabilities that are specifically attributable to 50 Below RSD. Costs directly related to 50 Below RSD have been attributed to 50 Below RSD in the accompanying financial statements. 50 Below RSD also received services and support functions from 50 Below.  50 Below RSD’s operations were dependent upon 50 Below’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to 50 Below RSD using methodologies primarily based on proportionate headcount of 50 Below RSD compared to 50 Below, which is considered to be the most meaningful allocation method in the circumstances and a reasonable reflection of the utilization of services provided to 50 Below RSD. These allocated costs are primarily related to corporate administrative expenses, employee related costs for corporate and shared employees, and rental costs. All such amounts have been deemed to have been paid by 50 Below RSD to 50 Below in the period in which the costs were recorded. These allocated costs are recorded primarily in sales and marketing, customer operations and support, software development and technical support, general and administrative, and depreciation and amortization expenses in the Statements of Operations and are described in more detail in Note 4.

For each of 50 Below’s businesses, 50 Below used a centralized approach to cash management and financing of its operations. Central treasury activities included borrowing and cash management activities. Accordingly, none of the cash or other financial contracts used at 50 Below’s corporate level have been reflected in these financial statements. All 50 Below funding to 50 Below RSD since inception has been accounted for as a capital contribution from 50 Below and all cash remittances from 50 Below RSD to 50 Below have been accounted for as distributions to 50 Below, including allocation of 50 Below expenses and settlement of transactions with 50 Below, reflected within net contributions from Parent in Parent’s Deficit in Division in the accompanying financial statements. In addition, the net parent company deficit represents 50 Below’s interest in the recorded net liabilities of 50 Below RSD and represents the cumulative net investment by 50 Below in 50 Below RSD through the dates presented and includes cumulative operating results.

Management believes the assumptions and allocations underlying the financial statements are reasonable and appropriate under the circumstances.

The expenses and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by Retail Division during the periods presented. However, these assumptions and allocations are not necessarily indicative of the costs 50 Below RSD would have incurred if it had operated on a standalone basis or as an entity independent of 50 Below.

While 50 Below has filed for and been granted creditor protection (discussed further below and in Note 5), these financial statements have been prepared using the going concern basis. As described in Note 6,  the sale of substantially all of 50 Below RSD assets to ARI Network Services, Inc. (“ARI”) closed on November 28, 2012.

Voluntary Petition for Relief

On August 29, 2012, 50 Below initiated bankruptcy proceedings by filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota.  See Note 6 for more details.

The Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 852, “Reorganizations,” is applicable to companies that have filed petitions under applicable bankruptcy code provisions and emerge from bankruptcy.  50 Below did not emerge from bankruptcy, and accordingly, the accompanying financial statements for the years ended July 31, 2012 and 2011 do not reflect the provisions of ASC 852.    The financial statements do not reflect or provide for the consequences of the Creditor Protection Proceedings. In particular, such financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, all amounts that may be allowed for claims or contingencies, or the status and priority thereof, or the amounts at which they may ultimately be settled; or (c) as to shareholders’ accounts, the effect of any changes that may be made in 50 Below’s capitalization.

Fiscal Year

The accompanying financial statements have been prepared using a fiscal year which ends on July 31. References to fiscal 2012, for example, refer to the fiscal year ended July 31, 2012, and references to fiscal 2011 refer to the fiscal year ended July 31, 2011.

Use of Estimates

The preparation of 50 Below RSD’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Parent’s Deficit in Division

The parent’s deficit in division represents 50 Below’s interest in the recorded net liabilities of 50 Below RSD, the cumulative net investment by 50 Below in 50 Below RSD through the dates presented and includes 50 Below RSD’s cumulative operating results.  All transactions between 50 Below RSD and 50 Below are considered to be effectively settled through the parent’s deficit in division at the time the transactions are recorded.

Concentrations

No single customer accounted for 10% or more of 50 Below RSD’s revenue in fiscal 2012 or fiscal 2011.

Revenue Recognition

Revenue from customers is all recognized ratably over the term of the arrangement, typically one year, as vendor specific objective evidence does not exist for the individual elements of services provided to customers. If the fee is not fixed or determinable, revenue is recognized as payments are collected from the customer. Arrangements that include acceptance terms beyond the standard terms are not recognized until acceptance has occurred. If collectability is not considered probable, revenue is recognized when the fee is collected.

Amounts collected from customers prior to recognition as revenue, as discussed above, are reflected in the accompanying balance sheets as deferred revenue.

Equipment

Equipment is stated at cost. Depreciation is computed under the straight-line method for financial reporting purposes.  Depreciation is expensed over the estimated useful life of the assets, typically 3 years.

Purchased and Developed Software

50 Below RSD expensed software development costs, including costs to develop software products or the software component of products to be marketed to external users, before technological feasibility of such products is reached. Management of 50 Below RSD determined that technological feasibility was reached shortly before the release of those products and as a result, the development costs incurred after the establishment of technological feasibility and before the release of those products were not material, and accordingly, were expensed as incurred. Software development costs also include costs to develop software programs to be used solely to meet 50

Below RSD’s internal needs. The costs incurred during the application development stage for these software programs were not material in the years presented.

Impairment of Long-Lived Assets

In accordance with U.S. GAAP,  equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets.  Such analyses necessarily involve judgment.  Based upon 50 Below RSD’s analysis, no impairment charge was considered necessary for fiscal 2012 or 2011.

Income Taxes

50 Below RSD did not file separate tax returns, but rather was included in the income tax returns filed by 50 Below. For the purpose of these financial statements, the tax provision of 50 Below RSD was derived from financial information included in the financial statements of 50 Below, including allocations and eliminations deemed necessary, as though 50 Below RSD was filing its own separate tax returns.    These assumptions and allocations are not necessarily indicative of the tax provision 50 Below RSD would have incurred if it had been a separate legal entity.

The tax effect of the temporary differences between the book and tax bases of assets and liabilities and the estimated tax benefit from tax net operating losses is reported as deferred tax assets and liabilities in the balance sheet, net of the recorded valuation allowance. An assessment of the likelihood that net deferred tax assets will be realized from future taxable income is performed on an annual basis, or when events or changes in circumstances indicate that there may be a change in the valuation allowance. Because the ultimate realizability of deferred tax assets is highly subject to the outcome of future events, the amount established as valuation allowance is considered to be a significant estimate. To the extent a valuation allowance is established or there is a change in the allowance during a period, the change is reflected with a corresponding increase or decrease in the tax provision in the income statement.  50 Below RSD performed assessments of the likelihood that net deferred tax assets will be realized from future taxable income during fiscal 2012 and 2011, as described in Note 3.

Advertising Costs

Advertising costs, which are included in sales and marketing expense on the statements of operations, are expensed as incurred.  Total advertising costs were approximately $57,000 and $42,000 in fiscal 2012 and fiscal 2011, respectively.

New Accounting Pronouncements

Management has reviewed recently issued accounting pronouncement and believes that there are no pronouncements that will have a material impact on Retail Division’s financial statements in fiscal 2013.

2.	Operating Leases

50 Below leases office space under operating lease arrangements expiring through February 2016.  50 Below is generally liable for its share of the landlord’s direct operating expenses and real estate taxes related to these leases. Total rental expense allocated to 50 Below RSD for the operating leases, including month to month leases, was $353,000 in fiscal 2012 and $271,000 in fiscal 2011, respectively.

Minimum lease payments under remaining operating leases, excluding direct operating costs and real estate taxes, are as follows (in thousands):

Fiscal Year Ending July 31:

2013                                    $            119

2014                                                  76

2015                                                  76

2016                                                  44

                                                $            315

3.	Income Taxes

For financial reporting purposes, due to its net losses, 50 Below RSD had no income tax provision in fiscal 2012 or 2011.   Net deferred tax assets consist primarily of net operating loss carryforwards, for which there is a full valuation allowance due to the uncertainty regarding any future taxable income.

Retail Division performed an evaluation of uncertain tax positions and determined that there was no significant risk related to income tax expense and therefore no amounts were reserved for uncertain tax positions as of July 31, 2012 or 2011.  50 Below’s policy is to accrue and recognize interest and penalties related to uncertain tax positions as a component of income tax expense if it becomes necessary.   Fiscal years subsequent to 2008 for 50 Below remain open and subject to examination by state tax jurisdictions and the United States federal tax authorities.  As discussed in Note 6, any amounts that may be incurred upon examination would be the responsibility of 50 Below and not the purchaser of 50 Below RSD.

4.	Related Party

As described in Note 1 above, 50 Below RSD received certain services and support functions from 50 Below during the periods presented for which expenses have been allocated to 50 Below RSD. Expense allocations to 50 Below RSD are based primarily on headcount of 50 Below RSD. Total allocated expenses recorded in these financial statements were as follows during fiscal years 2012 and 2011, respectively (in thousands):

                                                                                                                        2012                        2011

                                    Allocated expenses included in cost of revenue                        $              176            $              175

                                    Allocated expenses included in operating expenses                             2,284                             2,361

                                                                                                             $              2,460         $              2,536

5.	Commitments and contingencies

Through its association with 50 Below, 50 Below RSD may be impacted by various legal proceedings, investigations or claims.  In accordance with U.S. GAAP, 50 Below RSD records accruals for its outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated.  50 Below RSD evaluates developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable.  50 Below RSD discloses the amount of the accrual if the financial statements would be otherwise misleading.  When a loss contingency is not both probable and estimable, 50 Below RSD does not establish an accrued liability.

As noted in the bankruptcy petition filed by 50 Below, amounts due to taxing authorities at the time of the bankruptcy filing totaled approximately $10,578,000, which represents amounts not remitted by 50 Below to such taxing authorities over a period of many years.  This cumulative liability has not been allocated to 50 Below RSD in the accompanying financial statements as the past due amounts are considered a financing instrument of 50 Below.  Payroll tax expenses included in the accompanying statements of operations pertain to actual payroll incurred by 50 Below RSD in fiscal 2012 and 2011, and do not include interest and penalties accruing on past due amounts.  Accrued payroll tax liabilities included in the accompanying balance sheets pertain to payroll periods incurred by 50 Below RSD in fiscal 2012 and 2011 that were paid subsequent to such fiscal year-ends.

6.	Subsequent Events

Management evaluated whether any events or transactions occurred after the balance sheet date that would require recognition or disclosure in these financial statements in accordance with U.S. GAAP, and determined that the following events occurred after July 31, 2012, but prior to February 8, 2013 (the date the financial statements were available to be issued) that will have an effect on the financial statements.

On August 29, 2012, 50 Below initiated bankruptcy proceedings by filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota.

On September 5, 2012, the bankruptcy court approved motions enabling 50 Below to continue to operate its business generally in the ordinary course. This allowed 50 Below to continue paying employee wages and certain benefits in the ordinary course, to generally continue its cash management system and to continue honoring customer obligations and paying suppliers for goods and services received on or after the Petition Date.

On October 4, 2012, the bankruptcy court approved a motion to approve bidding procedures for the sale of the assets of 50 Below in an auction which required all bids to be received by October 29, 2012.  On November 9, 2012, the bankruptcy court approved the sale of 50 Below RSD of 50 Below to ARI.

On November 1, 2012, the bankruptcy court approved post-petition debtor-in-possession financing for 50 Below of $1,000,000 from White Springs Capital Management, LLC.  Borrowings bear interest at a fixed rate of 14% and the agreement terminates at the earlier of December 31, 2012 or the date a sale of all or substantially all of 50 Below’s assets is consummated.

On November 28, 2012, ARI completed the acquisition of the assets of Retail Division for a purchase price of $5.0 million in cash and $5.2 million in assumed liabilities pursuant to Sections 363 and 365 of the United States Bankruptcy Code. ARI did not assume any outstanding debtor-in-possession financing obligation; however, ARI agreed to: (a) cover claims held by certain employees against the estate of 50 Below, subject to a cap of $17,000; and (b) release any potential claim against 50 Below for alleged infringement of ARI’s intellectual property rights.